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                                 New York State
                               Department of State
                     Division of Corporations, State Records
                           and Uniform Commercial Code
                                 41 State Street
                                Albany, NY 12231

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                         AMERICAN BIO MEDICA CORPORATION

                Under Section 805 of the Business Corporation Law

                           ---------------------------

FIRST:  The name of the Corporation is American Bio Medica Corporation.

SECOND: The Certificate of Incorporation of the Corporation was filed with the Department of State of the State of New York on April 10, 1986 under the name, American Micro Media, Inc.

THIRD: The amendment to the Corporation's Certificate of Incorporation effected by this Certificate of Amendment is as follows:

             The Corporation's Certificate of Incorporation, as amended, presently authorizes the issuance 35,000,000 shares, of which 30,000,000 shares are common shares, par value $.01 per share and 5,000,000 are preferred shares, $.01 par value per share. The amendment would increase the number of common shares the Company has the authority to issue from 30,000,000 to 50,000,000 thereby increasing the total number of authorized shares to 55,000,000.

To accomplish the foregoing amendment, the full text of Article "FOURTH" of the Corporation's Certificate of Incorporation is hereby amended to read as follows:

             "FOURTH: "The aggregate number of shares which the Corporation shall have the authority to issue is 55,000,000 shares, par value $.01 per share of which 50,000,000 million are common shares, $.01 par value per share and 5,000,000 are preferred shares. The Board of Directors may divide the preferred shares into one or more series and issue such preferred shares from time to time with such preference, privileges, limitation and relative rights as it may determine."

FOURTH: The foregoing amendment to the Corporation's Certificate of Incorporation was authorized by vote of the Corporation's Board of Directors, followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

Dated: October 17, 2001                             /s/ Keith E. Palmer
                                                    ----------------------------
                                                    Chief Financial Officer



American Bio Medica Corporation
122 Smith Road
Kinderhook, New York 12106